EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger ("Agreement"), dated as of June 12, 2003, is entered into by and among ICEWEB COMMUNICATIONS, INC. a Delaware corporation ("Iceweb"), SEVEN ACQUISITION CORP., a Virginia corporation to be formed as wholly-owned subsidiary of Iceweb ("SUB"), and SEVEN CORPORATION, INC., a Virginia corporation ("Seven"), and JAMES BOND, the sole stockholder of Seven ("Bond").

         WHEREAS, the Boards of Directors of Iceweb, SUB and Seven deem it advisable and in the best interests of each corporation and their respective stockholders that Seven be acquired by Iceweb in a merger consummated as hereinafter set forth and in accordance with the applicable laws of the State of Virginia; and

         WHEREAS, it is intended that the acquisition of Seven by Iceweb be effected by a Merger (as defined below) of SUB with and into Seven, with Seven surviving such Merger, and which is intended to be treated for Federal income tax purposes as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.01 TERMS OF THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), SUB shall be merged with and into Seven and the separate corporate existence of SUB shall thereupon cease (the "Merger"). Seven (sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation to the Merger. The Merger shall have the effects set forth in the applicable provisions of the Virginia General Corporation Act (the "Virginia Act").

         1.02 EFFECTIVE TIME OF THE MERGER. If all the conditions to the Merger set forth herein shall have been fulfilled or waived, as hereinafter provided, and this Agreement shall not have been terminated, on the Closing Date (as hereinafter defined), the parties hereto shall cause Articles of Merger (the "Articles of Merger") that meet the applicable requirements of the Virginia Act to be properly executed and filed with the Secretary of the State of Virginia. The Merger shall be effective at the time of filing of the Articles of Merger with the Secretary of the State of Virginia, or at such later time which the parties hereto shall have lawfully agreed upon and designated in such filings as the effective time of the Merger (the "Effective Time").

         1.03 THE SURVIVING CORPORATION. At the Effective Time:

         (a) ARTICLES OF INCORPORATION. The Certificate of Incorporation of Seven in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

         (b) BYLAWS. The Bylaws of Seven as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

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         (c) DIRECTORS AND OFFICERS. The directors and officers of SUB at the
Effective Time shall resign, and the directors and officers of Seven, in addition to officers and directors designated by Iceweb, shall assume their duties as the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

         1.04 DIRECTORS AND OFFICERS OF ICEWEB James Bond shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of Iceweb, or as otherwise provided by law.

         1.05 CONVERSION OF SEVEN SHARES.

         (a) SEVEN SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Iceweb, SUB or Seven, or the holder of capital stock of any of them, the 25,000 shares of Seven common stock, par value $.01 per share (the "Seven Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive 300,000 shares (the "Iceweb Shares") of Iceweb common stock, par value $.001 per share ("Common Stock").

         (b) EFFECT OF MERGER. At the Effective Time, all outstanding Seven Common Stock shall be cancelled except for 100 shares which shall be retained by Iceweb.

         (c) STATUS OF REGISTRATION. The Iceweb Shares are not registered under the Securities Act of 1933, as amended (the "Act"), and will be issued pursuant to the exemption afforded under Section 4(2) of the Act and the rules and regulations promulgated thereunder.

         (d) DISSENTERS. Notwithstanding the foregoing, any holder of Seven Common Stock who shall exercise the rights of a dissenting stockholder pursuant to and strictly in accordance with the Virginia Act shall be entitled to receive only the payment therein provided for and shall not be entitled to receive Iceweb Shares.

         1.06 STOCK CERTIFICATES. At or following the Effective Time, each holder of an outstanding certificate or certificates representing Seven Common Stock shall surrender the same to SUB and SUB shall, in exchange therefor, cause to be issued to the holder of such certificate(s) a new certificate representing shares of Iceweb Shares, and the surrendered certificate(s) shall be cancelled as provided above. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the consideration described in
Section 1.05, without interest.

         1.07 FRACTIONAL SHARES. No fractional shares of Iceweb Common Stock shall be issued in the Merger. In the event that a holder of FRI Common Stock would otherwise be entitled to receive any fractional shares of Iceweb Common Stock as a result of the Merger, such holder shall be entitled to receive one full share in lieu thereof.

         1.08 TRANSFERS. From and after the Effective Time, there shall be no further transfers on the stock transfer books of Seven. If, subsequent to the Effective Time, certificates evidencing shares of Seven are presented, they shall be cancelled and exchanged as provided in this Article I.

         1.09 ICEWEB GUARANTEE. Iceweb hereby unconditionally guarantees the performance of the obligations of SUB pursuant to the terms and conditions hereof.

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                                   ARTICLE II
                                     CLOSING

         2.01 TIME AND PLACE OF CLOSING. The transactions contemplated by this Agreement shall be consummated on or about June 14th, 2003, at such place as the parties shall mutually agree (the "Closing Date"). The time and place at which the transactions contemplated hereby are consummated is hereinafter referred to as the "Closing".

         2.02 DELIVERIES AT CLOSING. At the Closing:

         (a) Seven shall cause the Seven Common Stock to be delivered to SUB, duly endorsed for transfer;

         (b) Iceweb shall deliver, or provide irrevocable instructions to issue and deliver, the consideration described in Section 1.05(a); and


                                    ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF SEVEN AND BOND

         Seven and Bond, jointly and severally, hereby represent and warrant to Iceweb as follows:

         3.01 LEGAL CAPACITY OF SEVEN.

         (a) Seven has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) The execution and delivery of this Agreement by Seven, and the consummation by it of the transactions contemplated hereby, does not violate or conflict with (i) any material terms of any organizational document or any instrument, contractual restriction or commitment of any kind or character to which Seven is a party or by which it is bound, or (ii) any requirement of law or any judgment, decree or order of any governmental or regulatory authority to which Seven is subject or by which Seven or any of its respective assets or properties is bound.

         (c) This Agreement has been duly and validly executed by Seven, and constitutes a valid and binding obligation of Seven enforceable against Seven in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefore may be brought.

         3.02 ORGANIZATION AND AUTHORITY OF SEVEN. Seven is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties. Seven is qualified to transact business as a foreign corporation in each jurisdiction wherein the failure to so qualify would have a material adverse effect on the business, financial condition, results of operations, assets or properties of Seven (a "Seven Material Adverse Effect"). Seven has no subsidiaries.

         3.03 CAPITALIZATION. The authorized capital stock of Seven consists of
(i)25,000 shares of Seven Common Stock, of which 25,000 shares of Common Stock are issued and outstanding on the date hereof, and (ii) 0 shares of Seven Preferred Stock, none of which are issued and outstanding on the date hereof. Seven is not a party to or bound by any options,

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calls, voting agreements, contracts, or commitments of any character relating to any issued or unissued capital stock or any other equity security issued or to be issued by Seven. The issued and outstanding Seven Common Stock has been duly authorized and is validly issued, fully paid and non-assessable and not subject to the preemptive or anti-dilution rights of any person.

         3.04 CONSENTS AND APPROVALS. This Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors, and prior to the Closing will have been authorized by the sole Stockholder, of Seven. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no other approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to FRI in connection with the execution and delivery by Seven of this Agreement and the consummation and performance by it of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Seven of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of Seven's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Certificate of Incorporation or By-Laws of Seven (ii) any instrument, contract or other material agreement by or to which Seven is a party or by or to which Seven's assets or properties are bound or subject; (iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Seven or the assets or properties of Seven; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to Seven or any of Seven's assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the Seven Shares or assets or property of Seven.

         3.05 FINANCIAL STATEMENTS. SEE ATTACHED

         3.06 LITIGATION. Except as disclosed in Schedule 3.06 hereto, there is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Seven or any of Seven's properties or rights which (a) could reasonably be expected to have an Seven Material Adverse Effect, or (b) could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement.

         3.07 TAXES. Seven has filed all tax returns that it was required to file, and has paid all taxes indicated on such returns for such periods which are due and payable as of the date hereof. All such tax returns were in all respects true, complete and correct and filed on a timely basis. None of the income tax returns filed by, on behalf of or with respect to Seven is currently the subject of an audit, and no notice of a planned audit has been received by Seven.

         3.08 CORPORATE RECORDS. Seven has granted Iceweb access to all the tax, accounting, corporate and financial books and records relating to the business of Seven. Such books and records have been maintained on a current basis, are true and complete in all material respects, and fairly reflect the financial condition and results of operations of Seven as of the dates thereof and the periods ended. The minute books of Seven contain complete and accurate records of all meetings and other corporate actions of its Board of Directors and stockholders and have been made available to Iceweb for review.

         3.09 SEVEN'S PROPERTIES. Seven has good and marketable title to all its personal property, equipment, processes, patents copyrights, trademarks, franchises, licenses and other properties and assets (except for items leased or licensed to Seven), including all property reflected in Seven's Financial

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Statements (except for assets reflected therein which have been sold in the normal course of its business where the proceeds from such sale or other disposition have been properly accounted for in the financial statements of Seven), in each case free and clear of all liens, claims and encumbrances of every kind and character, except as set for the in Schedule 3.09. Seven has no ownership interest in any real property. The assets and properties owned, operated or leased by Seven and used in its business are in good operating condition, reasonable wear and tear excepted, and suitable for the uses for which intended.

         3.10 INSURANCE. Schedule 3.10 contains an accurate and complete list and brief description of all performance bonds and policies of insurance, including fire and extended coverage, general liability, workers compensation, products liability, property, and other forms of insurance or indemnity bonds held by Seven. Seven is not in default with respect to any provisions of any such policy or indemnity bond and has not failed to give any notice or present any claim hereunder in due and timely fashion. All policies of insurance and bonds are: (1) in full force and effect; (2) are sufficient for compliance by Seven with all requirements of law and of all agreements and instruments to which Seven is a party; (3) are valid, outstanding and enforceable; (4) provide adequate insurance coverage for the assets, business and operations of Seven in amounts at least equal to customary coverage in Seven's industry; (5) will remain in full force and effect through the Closing; and (6) will not be affected by, and will terminate or lapse by reason of, the transactions contemplated by this Agreement.

         3.11 TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed in Schedule 3.11, Seven has no outstanding agreement, understanding, contract, lease, commitment, loan or other arrangement with any officer, director or shareholder of Seven or any relative of any such person, or any corporation or other entity in which such person owns beneficial interest.

         3.12 MATERIAL CONTRACTS. Seven has no purchase, sale, commitment, or other contract, the breach or termination of which would have a Seven Materially Adverse Effect on the business, financial condition results of operations, assets, liabilities, or prospects of Seven

         3.13 EMPLOYMENT MATTERS. Schedule 3.13 contains a list of all officers, their contracts, base salaries, accrued vacation pay, sick pay, and severance pay. Seven has not incurred any unfunded deficiency or liability within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), has not incurred any liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee benefit plan and has no outstanding obligations or liabilities under any employee benefit plan. Seven has not been a party to a "prohibited transaction," which would subject Seven to any tax or penalty. There is no collective bargaining agreement or negotiations therefore, labor grievance or arbitration proceeding against Seven pending or threatened, and to the knowledge of Seven, there are no union organizing activities currently pending or threatened against or involving Seven.

         3.14 AUTHORIZATIONS. Seven has no licenses, permits, approvals and other authorizations from any governmental agencies and any other entities that are necessary for the conduct of its business except as set for the in Schedule 3.14, which contains a list of all licenses, permits approvals, and other authorizations, as well as a list of all copyrights, patents, trademarks, trade names, service marks, franchises, licenses and other permits, each of which is valid and in full force and effect.

         3.15 COMPLIANCE WITH LAWS. Seven is not in violation of any federal, state local or other law, ordinance, rule or regulation applicable to its business, and has not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority.

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         3.16 COMPLIANCE WITH ENVIRONMENTAL LAWS. Seven is in Compliance with all applicable pollution control and environmental laws, rules and regulations. Seven has no environmental licenses, permits and other authorizations relative to compliance with environmental laws, rules and regulations.

         3.17 NO LITIGATION. There are no actions, suits, claims, complaints or proceedings pending or threatened against Seven, at law or in equity, or before or by any governmental department, commission, court, board, bureau, agency or instrumentality; and there are no facts which would provide a valid basis for any such action, suit or proceeding. There are no orders, judgments or decrees or any governmental authority outstanding, which specifically apply to Seven or any of its assets.

         3.18 VALIDITY. All contracts, agreements, leases and licenses to which Seven is a party or by which it or any of its properties or assets are bound or affected, are valid and in full force and effect; and no breach or default exists, or upon the giving of notice or lapse of time, or both, would exist, on the part of Seven or by any other party thereto.

         3.19 NO BROKERS. Neither Seven nor Bond is a party to any agreement pursuant to which Seven or Iceweb will become obligated to pay a commission to any person as a result of consummation of the transactions contemplated hereby.

         3.20 FULL DISCLOSURE. No representation or warranty by Seven or Bond in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Iceweb or SUB pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact or any fact necessary to make any statement herein or therein not materially misleading.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF ICEWEB AND SUB

         Iceweb and SUB, jointly and severally, hereby represent and warrant to Seven and Bond as follows:

         4.01     LEGAL CAPACITY OF ICEWEB AND SUB.

         (a) Iceweb and SUB each have the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) The execution and delivery of this Agreement by Iceweb and SUB, and the consummation of the transactions contemplated hereby, do not violate or conflict with (i) any material terms of any organizational document or any instrument, contractual restriction or commitment of any kind or character to which Iceweb or SUB a party or by which either of them is bound, or (ii) any requirement of law or any judgment, decree or order of any governmental or regulatory authority to which Iceweb or SUB is subject or by which Iceweb or SUB or any of their respective assets or properties is bound.

         (c) This Agreement has been duly and validly executed by Iceweb and SUB, and constitutes a valid and binding obligation of Iceweb and SUB enforceable against Iceweb and SUB in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

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         4.02 ORGANIZATION AND AUTHORITY OF ICEWEB AND SUB. Iceweb and SUB are
each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, and have all requisite corporate power and authority to carry on their respective businesses as presently conducted and to own or lease and to operate their respective properties. Iceweb and SUB are qualified to transact business as a foreign corporation in each jurisdiction wherein the failure to so qualify would have a material adverse effect on the business, financial condition, results of operations, assets or properties of Iceweb or SUB (a "Iceweb Material Adverse Effect").

         4.03 CAPITALIZATION. The authorized capital stock of Iceweb consists of 100,000,000 shares of Common Stock, of which 30,500,000 shares are issued and outstanding on the date hereof and 0 shares of Preferred Stock, no shares of which are issued and outstanding. The Iceweb Shares have been duly authorized and, upon issuance as contemplated hereby, will be validly issued, fully paid and non-assessable and not subject to the preemptive or anti-dilution rights of any person.

         4.04 CONSENTS AND APPROVALS. This Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors, and prior to the Closing will have been authorized by the Stockholder, of SUB. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to Iceweb or SUB in connection with the execution and delivery by Iceweb and SUB of this Agreement and their consummation and performance of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Iceweb and SUB of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of Iceweb and SUB's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Certificate of Incorporation or By-Laws of Iceweb or SUB (ii) any material instrument, contract or other agreement by or to which Iceweb or SUB is a party or by or to which Iceweb or SUB's assets or properties are bound or subject;
(iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Iceweb or SUB or the assets or properties of Iceweb or SUB; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to Iceweb or SUB or any of the its assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the assets or property of Iceweb or SUB.

         4.05 FILINGS. The Common Stock of Iceweb is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Iceweb has filed with the United States Securities and Exchange Commission ("SEC") all reports required to be filed by it under the Exchange Act (the "SEC Filings"), and Iceweb is current in its filing obligations under the Exchange Act. The cumulative SEC Filings are true, complete and accurate in all material respects. All material contracts to which Iceweb is a party have been filed with the SEC Reports.

         4.06 LITIGATION. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Iceweb or SUB or any of their respective properties or rights which
(i) could reasonably be expected to have an Iceweb Material Adverse Effect, or
(ii) could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement.

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         4.07 TAXES. Iceweb has filed all tax returns that it was required to file, and has paid all taxes indicated on such returns for such periods which are due and payable as of the date hereof. There is an outstanding tax issue from a prior acquisition that is not believed to have a material adverse affect of the operation of the company. All such tax returns were in all respects true, complete and correct and filed on a timely basis. None of the income tax returns filed by, on behalf of or with respect to Iceweb is currently the subject of an audit, and no notice of a planned audit has been received by or on behalf of Iceweb.

         4.08 CORPORATE RECORDS. Iceweb has provided Seven access to all the tax, accounting, corporate and financial books and records relating to Iceweb. Such books and records have been maintained on a current basis, are true and complete and fairly reflect the financial condition and results of operations of Iceweb as of the dates thereof and the periods ended.

         4.09 NO BROKERS. Neither Iceweb nor SUB is a party to any agreement pursuant to which Seven or Iceweb will become obligated to pay a commission to any person as a result of consummation of the transactions contemplated hereby.

         4.10 FULL DISCLOSURE. No representation or warranty by Iceweb or SUB in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Seven pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact or any fact necessary to make any statement herein or therein not materially misleading.

                                    ARTICLE V
                           COVENANTS OF SEVEN AND BOND

         Seven and Bond covenant and agree that from the date hereof to the Closing without the prior written consent of Iceweb:

         5.01 ORDINARY COURSE OF BUSINESS. Seven will operate the business of Seven only in the ordinary course and will use its best efforts to preserve Seven's business, origination, goodwill and relationships with persons having business dealings with them.

         5.02 MAINTAIN PROPERTIES. Seven will maintain all of Seven's properties in good working order, repair and condition (reasonable wear and use excepted) and cause Seven to take all steps reasonably necessary to maintain in full force and effect its patents, trademarks, service marks, trade names, brand names, copyrights and other intangible assets.

         5.03 COMPENSATION. Seven will not (a) enter into or alter any employment agreements; (b) grant any increase in compensation other than normal merit increases consistent with Seven's general prevailing practices to any officer or employee; or (c) enter into or alter any labor or collective bargaining agreement or any bonus or other employee fringe benefit.

         5.04 NO INDEBTEDNESS. Seven will create, incur, assume guarantee or otherwise become liable with respect to any obligation for borrowed money, indebtedness, capitalized lease or similar obligation, except in the ordinary course of business consistent with past practices where the entire net proceeds thereof are deposited with and used by and in connection with the business of Seven.

         5.05 NO DISPOSITION ON ENCUMBRANCE. Except in the ordinary course of business consistent with past practice, Seven will not (a) dispose of or encumber any of its properties and assets, (b) discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) except for

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previously scheduled repayment of debt, (c) cancel or compromise any debt or claim, (d) transfer or grant any rights under any concessions, leases, licenses, agreements, patents, inventions, proprietary technology or process, trademarks, service marks or copyrights, or with respect to any know-how, or (e) enter into or modify in any material respect or terminate any existing license, lease, or contract.

         5.06 NO SECURITIES ISSUANCES. Seven will not issue any shares of any class of capital stock, or enter into any contract, option, warrant or right calling for the issuance of any such shares of capital stock, or create or issue any securities convertible into any securities of Seven except for the transactions contemplated herein.

         5.07 CAPITAL COMMITMENTS. Seven will not make or commit to make any capital expenditure, capital addition or capital improvement.

         5.08 NOTICE OF CHANGE. Seven will promptly advise Iceweb in writing of any Seven Material Adverse Change, or the occurrence of any event which involves any substantial possibility of a material adverse change, in the business, financial condition, results of operations, assets, liabilities or prospects of Seven.

                                   ARTICLE VI
       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ICEWEB AND SUB TO CLOSE

         The obligation of Iceweb and SUB to close the transactions contemplated hereby is subject to the fulfillment by Seven and Bond prior to Closing of each of the following conditions, which may be waived in whole or in part by Iceweb:

         6.01 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties and covenants of Seven and Bond contained in this Agreement shall have been true and correct when made.

         6.02 NO ADVERSE CHANGE. There shall have been no event which has had or may have a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of Seven.

         6.03 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the transactions contemplated hereby.

         6.04 DOCUMENTS TO BE DELIVERED BY SEVEN. Seven shall have delivered the following documents:

         (a) Stock certificates representing all of the Seven Common Stock, duly endorsed or in blank or accompanied by duly executed stock powers.

         (b) All corporate and other records of applicable to Seven including, but not limited to, current and up to date minute books, stock transfer books and registers, books or accounts, bank accounts, leases and material contracts.

         (c) Such other documents or certificates as shall be reasonably required by Iceweb or its counsel in order to close and consummate this Agreement.

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                                   ARTICLE VII
       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SEVEN AND BOND TO CLOSE

         The obligation of Seven and Bond to close the transactions is subject to the fulfillment prior to Closing of each of the following conditions, any of which may be waived, in whole or in part, by Seven:

         7.01 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Iceweb and SUB in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Iceweb and SUB shall have performed all agreements, covenants and conditions required to be performed by Iceweb and SUB prior to the Closing.

         7.02 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

         7.03 PAYMENTS. Seven's sole shareholder shall have received from Iceweb
(a) the 300,000 Iceweb Shares. Seven Shareholder shall receive in the form of Payments from the New Corporation $60,000 within the first 3 months and approximately $63,000 in Payments in the next 6 months. Bond as the majority owner of Seven and the director of the newly formed sub, can in his sole discretion decide the timing of the disbursements.

                                  ARTICLE VIII
                 MODIFICATION, WAIVERS, TERMINATION AND EXPENSES

         8.01 MODIFICATIONS. Iceweb and Seven may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.

         8.02 WAIVERS. Iceweb and Seven may, in writing, extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.

         8.03 TERMINATION BY ABANDONMENT. This Agreement may be terminated before the Closing:

         (a) By the mutual consent of Iceweb, SUB and Seven; and

         (b) By Iceweb, if the representations and warranties of Seven and Bond set forth herein shall not be accurate, or conditions precedent set forth herein shall not have been satisfied in all material respects;

         (c) By Seven, if the representations and warranties of Iceweb and SUB set forth herein shall not be accurate, or conditions precedent set forth herein shall not have been satisfied in all material respects;

         (d) In the event of any such termination, each party shall bear their own expenses.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.01 INDEMNIFICATION BY SEVEN AND BOND. Seven and Bond hereby indemnify and hold Iceweb and SUB harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Iceweb or SUB and arising out of the breach of any representation, warranty or covenant of

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

Seven or Bond hereunder, or failure to perform any covenant or obligation required to be performed by them hereunder.

         9.02 INDEMNIFICATION BY ICEWEB. Iceweb hereby indemnifies and holds Seven and Bond harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Seven and arising out of the breach of any representation or warranty of Iceweb or SUB hereunder, or Iceweb's or SUB's failure to perform any covenant or obligation required to be performed by either of them hereunder.

         9.03 TIME FOR ASSERTION. No party to this Agreement shall have any liability (for indemnification or otherwise) with respect to any representation, warranty or covenant or obligation to be performed and complied hereunder, unless notice of any such liability is provided on or before 12 months from the date hereof.

         9.04 BASKET. Notwithstanding any conflicting or inconsistent provisions hereof, Seven and Bond shall not be liable in damages, indemnity or otherwise to Iceweb or SUB in respect of the inaccuracy or breach of any representations, warranties, covenants or agreements herein, except to the extent that the damages to Iceweb and SUB, singularly or in the aggregate, exceed the sum of $10,000. Notwithstanding any conflicting or inconsistent provisions hereof, Iceweb shall not be liable in damages, indemnity or otherwise to Seven or Bond in respect to the inaccuracy or breach of any representations, warranties, covenants or agreements herein except to the extent that damages to Seven exceed, individually or in the aggregate, the sum of $10,000.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         11.01 WAIVER. Any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         11.02 NOTICES. All communications provided for herein shall be in writing and shall be deemed to be given or made (a) when delivered personally, including by courier service, (b) three business days following deposit in the United Sates mail, certified mail, return receipt requested, or (c) when transmitted by facsimile provided that electronic confirmation of receipt is retained by the party transmitting such facsimile. The addresses to which notices are to be provided are as follows:

         If to Iceweb or SUB:      IceWEB, INC.
                                   620 Herndon Parkway, Suite 360
                                   Herndon, Virginia 20170
                                   Attention:   John R. Signorello, President
                                   Facsimile: (703) 964-0160

         If to Seven:              Seven Acquisition Corp.
                                   _____________________________
                                   _____________, Virginia _____
                                   Attention: _________________
                                   Facsimile: (___) ___-____

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

Any party may change the address to which notice is to be provided to it by written notice to the other party hereto delivered pursuant to this Section.

         11.03 GOVERNING LAW. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Virginia, without regard to the choice of laws provisions thereof.

         11.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns.

         11.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

         11.06 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties with respect to transactions contemplated hereby, and all prior understandings with respect thereto, whether written or oral, shall be of no force and effect.

         11.7 PARTIAL INVALIDITY. If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be sever able and the validity of the other terms of this Agreement shall in no way be affected thereby.

         11.8 HEADINGS. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         11.9 TAX-FREE TRANSACTION. Each of the parties to this Agreement agrees to refrain from taking any action that could reasonably be anticipated to jeopardize the tax-free treatment intended to be accorded to the transactions contemplated by this Agreement.

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

         IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger effective the _______ day of June, 2003.


                                        ICEWEB, INC.


                                        By:_____________________________________
                                           John R. Signorello, President



                                        SEVEN ACQUISITION CORP.


                                        By:_____________________________________

                                        Name:___________________________________

                                        Title:__________________________________



                                        SEVEN CORPORATION, INC.


                                        By:_____________________________________

                                        Name:___________________________________

                                        Title:__________________________________



                                        ________________________________________
                                        JAMES BOND



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